EXHIBIT 99.1

International Headquarters
3300 Hyland Avenue    Costa Mesa, CA 92626
714.545.0100    FAX 714.556.0131
www.valeant.com

Contact:
Jeff Misakian, Valeant Pharmaceuticals
714-545-0100 ext. 3309

VALEANT PHARMACEUTICALS COMPLETES
REDEMPTION OF 6 1/2 PERCENT CONVERTIBLE SUBORDINATED NOTES

- Company Records Impairment Charge for Anticipated Sale of Manufacturing Sites -

     COSTA MESA, Calif., July 22, 2004 – Valeant Pharmaceuticals (NYSE: VRX) today announced the completion on July 21, 2004 of the redemption of its outstanding 6 1/2 percent convertible subordinated notes (notes) due 2008. The aggregate principal amount redeemed was $236.6 million. In connection with this repurchase, Valeant will record a pre-tax loss on early extinguishment of debt of approximately $14.0 million in the third quarter of 2004.

     The company redeemed all of the notes at a redemption price of 103.714 percent of the principal amount of the notes, plus interest on the notes for the period from July 15, 2004, to July 20, 2004, which interest amounted to $1.083 for each $1,000 of principal, for a total redemption price of $1,038.22 for each $1,000 principal amount of notes.

     Valeant redeemed the notes using a portion of the proceeds it received in private transactions in November and December of 2003, in which it issued and sold $240,000,000 of its 3 percent convertible subordinated notes due 2010, $240,000,000 of its 4 percent convertible subordinated notes due 2013, and $300,000,000 of its senior notes due 2011.

     In May 2004, Valeant also repurchased $89.4 million of its 6 1/2 percent convertible subordinated notes in an open market transaction. As a result of this redemption, Valeant recorded a pre-tax loss on extinguishment of debt of $5.9 million in the second quarter of 2004.

     Valeant also announced that it recorded a pre-tax impairment charge in the 2004 second quarter of approximately $20 million on the anticipated, near-term sale of certain manufacturing facilities. The facilities to be sold are part of the company’s plan to rationalize its global manufacturing and supply chain network down to five sites, which will result in the disposal of 10 sites. The company has recorded minimal tax benefits on the impairment charge in the 2004 second quarter, reflecting the uncertainty of the realization of these benefits in some of the markets where the facilities are located.

     Robert W. O’Leary, Valeant’s chairman and chief executive officer, said, “These actions represent major steps toward the completion of our strategic turnaround efforts. The redemption of the 6 1/2 percent convertible notes completes the planned restructuring of our debt that began last year, providing for a better maturity structure and lower overall interest cost. Our global manufacturing team is making excellent progress in executing the company’s rationalization efforts, and we now expect the sale of certain manufacturing sites to be completed ahead of schedule.”

About Valeant

     Valeant Pharmaceuticals International (NYSE: VRX) is a global, publicly traded, research-based specialty pharmaceutical company that discovers, develops, manufactures and markets a broad range of pharmaceutical products. More information about Valeant can be found at www.valeant.com.

Forward-Looking Statement

     This press release contains forward-looking statements within the meaning of the federal securities laws relating to expectations, plans or prospects for Valeant Pharmaceuticals, including achieving its goals regarding its strategic turnaround efforts. These statements are based upon the current expectations and beliefs of Valeant Pharmaceuticals’ management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond Valeant Pharmaceuticals’ control, including the company’s success in completing its strategic plan and its manufacturing rationalization efforts, and whether the sale of its manufacturing sites can be completed ahead of schedule, and the risk factors and other cautionary statements discussed in Valeant Pharmaceuticals’ filings with the U.S. Securities and Exchange Commission.

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